Exhibit 99.1

ESSA Pharma Reports Financial Results for Fiscal First Quarter Ended December 31, 2024

Company continues to explore and review strategic options focused on maximizing shareholder value

SOUTH SAN FRANCISCO, California and VANCOUVER, Canada, Feb. 11, 2025 - ESSA Pharma Inc. (“ESSA,” or the “Company”) (NASDAQ: EPIX), a pharmaceutical company that, prior to the discontinuation of its clinical trials and development programs, has been focused on developing novel therapies for the treatment of prostate cancer, today reported financial results for the fiscal first quarter ended December 31, 2024.

“Following our decision to terminate the clinical development of masofaniten, we have been evaluating and reviewing strategic options with a focus on maximizing shareholder value,” said David Parkinson, MD, President and CEO of ESSA. “We look forward to providing updates in the near future.”

First Quarter 2025 and Recent Updates

•	Following the decision to terminate all clinical trials evaluating masofaniten and to withdraw the related IND and CTAs, ESSA is conducting a comprehensive process to explore and review a range of strategic options focused on maximizing shareholder value. These options may include, but are not limited to, a merger, amalgamation, take-over, business combination, asset sale or acquisition, shareholder distribution, wind-up, liquidation and dissolution, or other strategic direction. The process is expected to involve headcount and other cost reductions.

Summary of Financial Results

(Amounts expressed in U.S. dollars)

•	Net Loss. ESSA recorded a net loss of $8.5 million for the first quarter ended December 31, 2024, compared to $6.0 million for the first quarter ended December 31, 2023. Investment and other income was $1.1 million for the first quarter ended December 31, 2024, compared to $1.6 million for the first quarter ended December 31, 2023.
•	Research and Development (“R&D”) expenditures. R&D expenditures for the first quarter ended December 31, 2024 were $5.5 million compared to $5.4 million for the first quarter ended December 31, 2023, and include non-cash costs related to share-based payments of $729,780 for the first quarter ended 2024 compared to $526,241 for the first quarter ended 2023. The increase in the first quarter was primarily attributed to the initiation and wind-down of clinical site closures.

•	General and Administration (“G&A”) expenditures. G&A expenditures for the first quarter ended December 31, 2024 were $4.2 million compared to $2.2 million for the first quarter ended December 31, 2023 and include non-cash costs related to share-based payments of $1,972,151 for the first quarter ended 2024 compared to $277,177 for the first quarter ended 2023.

Liquidity and Outstanding Share Capital

•	As of December 31, 2024, the Company had available cash reserves and short-term investments of $120.6 million and net working capital of $118.8 million. The company has no long-term debt facilities.
•	As of December 31, 2024, the Company had 44,388,550 common shares issued and outstanding, and there were 2,920,000 common shares issuable upon the exercise of prefunded warrants at an exercise price of $0.0001.

About ESSA Pharma Inc.

ESSA is a pharmaceutical company that was previously focused on developing novel and proprietary therapies for the treatment of patients with prostate cancer. For more information, please visit www.essapharma.com.

Forward-Looking Statement Disclaimer

This release contains certain information which, as presented, constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). Forward-looking statements include, but are not limited to, statements that relate to future events and often addresses expected future business and financial performance, containing words such as "anticipate", "believe", "plan", "estimate", "expect", and "intend", statements that an action or event "may", "might", "could", "should", or "will" be taken or occur, or other similar expressions and includes, but is not limited to, statements regarding the termination of the Company's clinical studies of masofaniten, the Company's evaluation of its strategic alternatives and future announcements in connection therewith, the Company’s expected headcount and cost reductions and other statements surrounding the Company's evaluation of masofaniten.

Forward-looking statements are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of ESSA to control or predict, and which may cause ESSA's actual results, performance or achievements to be materially different from those expressed or implied thereby. Such statements reflect ESSA's current views with respect to future events, are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by ESSA as of the date of such statements, are inherently subject to significant medical, scientific, business, economic, competitive, political and social uncertainties and contingencies. In making forward looking statements, ESSA may make various material assumptions, including but not limited to (i) the accuracy of ESSA's financial projections; (ii) obtaining necessary regulatory approvals; (iii) ESSA’s ability to efficiently wind down its clinical trial activities (iv) that one or more strategic options may be available to ESSA at reasonably acceptable terms; and (v) general business, market and economic conditions.

Forward-looking statements are developed based on assumptions about such risks, uncertainties and other factors set out herein and in ESSA's Annual Report on Form 10-K dated December 17, 2024, under the heading "Risk Factors", a copy of which is available on ESSA's profile on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca, and as otherwise disclosed from time to time on ESSA's EDGAR and SEDAR+ profiles. Forward-looking statements are made based on management's beliefs, estimates and opinions on the date that statements are made and ESSA undertakes no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable United States and Canadian securities laws. Readers are cautioned against attributing undue certainty to forward-looking statements.

Contacts

ESSA Pharma Inc.

David Wood, Chief Financial Officer

778.331.0962

dwood@essapharma.com

Investors and Media

Argot Partners

212.600.1902

essa@argotpartners.com

ESSA PHARMA INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

Amounts in thousands of United States dollars

	December 31, 2024	September 30, 2024

Cash	$ 93,311	$ 103,710
Prepaids and other assets	29,323	24,402

Total assets	$ 122,634	$ 128,112

Current liabilities	3,687	3,301
Long-term debt	180	205
Shareholders' deficiency	118,767	124,606

Total liabilities and shareholders' equity	$ 122,634	$ 128,112

ESSA PHARMA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Unaudited

Amounts in thousands of United States dollars, except share and per share data

	Three months ended December 31, 2024	Three months ended December 31, 2023

OPERATING EXPENSES
Research and development	$ 5,474	$ 5,377
General and administration	4,211	2,218

Total operating expenses	(9,685)	(7,595)

Interest and other items	1,153	1,630

Net loss for the period	$ (8,532)	$ (5,965)

OTHER COMPREHENSIVE LOSS

Unrealized gain (loss) on short-term investments	(9)	20

Loss and comprehensive loss for the period	$ (8,541)	$ (5,945)

Basic and diluted loss per common share	$ (0.19)	$ (0.14)

Weighted average number of common shares outstanding	44,388,550	44,129,491